Q1 2023 Shareholder Letter

Company-Conforming Aircraft Nears Completion On track to roll-out in first half of year Relationship with Department of Defense Continues to Grow $55 million contract extension, U.S. Air Force pilots fly Joby aircraft for first time, two aircraft to be stationed at Edwards Air Force Base in early 2024 Unprecedented Government Support White House, U.S. Congress, Dept. of Transportation and FAA all leaning into potential of Advanced Air Mobility $180 Million Equity Investment Joby’s balance sheet will be further strengthened through an equity investment led by Baillie Gifford Q1 2023 Highlights Q1 2023 Shareholder Letter | 2 Strong Financial Foundation At the end of the first quarter of 2023, we had $978 million in cash and short-term investments. Net cash used in operating activities and purchase of property plant and equipment totaled $87 million in the first quarter. In May 2023, we agreed to issue approximately $180 million of common stock to further bolster our balance sheet and support our operations, including future investments in capacity to accelerate production. Net Loss Net loss of $113 million reflected operating expenses of $100 million and unfavorable revaluation of derivative liabilities of $22 million, partly offset by net interest income of $8 million. Operating expenses primarily reflected our continued progress certifying the aircraft and early manufacturing operations. Adjusted EBITDA Adjusted EBITDA loss of $75 million largely reflected our operating expenses excluding depreciation, amortization and stock-based compensation.

Q1 2023 Company-Conforming Aircraft Nears Completion Q1 2023 Shareholder Letter | 3 Major aerostructures (wing, tail, fuselage) have been tested, painted and assembled Majority of flight electronics have been installed Components for all six Electric Propulsion Units (EPUs) manufactured All battery modules for the aircraft manufactured and in testing On track for roll-out in first half of year We recently signed a long-term agreement with Toyota for the supply of key powertrain and actuation components. The agreement builds on the long-standing partnership between Joby and Toyota, which has seen the two companies collaborate on a wide variety of projects to support the production and assembly of the Joby aircraft, including advising on the design of Joby’s pilot production line in Marina, CA.

Our relationship with the Department of Defense (DoD) plays a critical role in our commercialization strategy, providing a unique opportunity to gain key operational experience with our aircraft ahead of planned commercial operations in 2025. A $55 million contract extension with the DoD brings the potential value of our current contract to $131 million. As part of the agreement, we will deliver and operate up to nine of our aircraft, providing the Air Force and other federal agencies with firsthand experience of the performance of our aircraft and its potential applications. Q1 2023 Relationship with Department of Defense Continues to Grow Q1 2023 Shareholder Letter | 4 “Getting Air Force pilots trained and operating Joby aircraft at an Air Force installation is an incredibly important milestone for the program, providing key insights into actual operations and use case validation for Advanced Air Mobility aircraft.” The first two aircraft will be stationed at Edwards Air Force Base, California, becoming both the first electric air taxis to be stationed at a U.S. military base and the first Joby aircraft to go into service. Four Air Force pilots recently became the first Air Force personnel to fly an eVTOL aircraft through a full flight profile, including the transition from vertical to wingborne flight, as sole pilot-in- command. The remotely- piloted flights were completed at our facility in Marina, CA, as part of the Air Force’s comprehensive approach to studying eVTOL aircraft and their potential future role. Lt. Col. Tom Meagher, AFWERX Prime Lead

As we continue to make progress on certifying our aircraft with the FAA, we are seeing unprecedented levels of support for the Advanced Air Mobility (AAM) industry across all areas of government. During the quarter, the White House issued its National Aeronautics Science and Technologies Priorities document, which outlines activities to “maintain the nation’s edge in the global aeronautics industry.” Two of the document’s top three priorities relate directly to our work, focusing on achieving net-zero emissions aviation and integrating AAM aircraft into the national airspace system. Meanwhile, the House Transportation and Infrastructure Subcommittee on Aviation led a session on securing U.S. leadership in AAM, during which our Founder and CEO, JoeBen Bevirt, testified, applauding the Committee’s leadership for ensuring passage of the Advanced Aviation Infrastructure Modernization Act, authorizing planning grants to facilitate investment in AAM infrastructure. We were also honored to welcome Secretary of Transportation, Pete Buttigieg, to our offices in Washington, D.C., where he flew our simulator and heard from members of our Board regarding policy priorities. Q1 2023 Unprecedented Government Support Q1 2023 Shareholder Letter | 5 Michael Huerta was appointed to Joby’s Board of Directors in March 2023. Huerta completed a five-year term as FAA Administrator in 2018 and also serves on the Board of Directors for Delta Air Lines, which announced a multi-year, multi- market commercial and operational partnership with Joby in October 2022. His appointment follows that of Dan Elwell, former Acting Administrator of the FAA, who became a member of Joby’s Advisory Board in 2021.

Q1 2023

Measuring our Progress

We have now completed the vast majority of work required by Joby in Stage 3 of the type certification process, having submitted a further three Area Specific Certification Plans (ASCPs) to the FAA during the quarter. We also had a further two ASCPs accepted by the FAA, bringing the total number accepted to 7. These documents describe the tests that we are required to perform in order to certify our aircraft. With 11 or 13 ASCPs submitted, our team is now fully focused on the fourth stage of the process, where we design and dry run the testing described in Stage 3. This work is critical to achieving a smooth certification process and ensuring timely success in Stage 5.

As part of our preparations for future airline operations, we also successfully completed an IS-BAO audit during the quarter. Performed by the International Business Aviation Council, the audit is part of a voluntary standards program that includes hundreds of audit points and successful completion demonstrates that Joby is able to operate at the same high level of safety required for business aviation.

Joby's Progress to Type Certification


Stage 1
Certification Basis
JOBY
100%
FAA
100%
Stage 2
Means of Compliance
97%
93%
Stage 3
Certification Plans
96%
63%
Stage 4
Testing & Analysis
14%
5%
Stage 5
Show & Verify
1%
0%

Percentage completion may fluctuate mildly through the course of certification as documents are edited and resubmitted. Data as of May 2, 2023. It is typical for a small portion of the Means of Compliance to remain open in order to address minor design changes and improvements that may occur later in the process. We therefore consider the second stage essentially complete.


N542BJ

Joby
Q1 2023 Shareholder Letter | 6

It’s typical for an aircraft manufacturer to buy electronics from suppliers that make devices compatible with a wide array of companies and aircraft designs. However, in many cases, buying something generic meant accepting critical trade offs as the parts included functionality we did not need or were lacking functions we required. Using third party systems would have required significant size, weight or complexity penalties we didn’t want to accept. By designing, building and testing our flight electronics and wiring systems in-house, we have been able to reduce mass while increasing redundancy and integrating multiple functions into fewer devices. This has helped improve the performance of our aircraft while reducing the assembly time and maintenance profile of our systems, with fewer parts to install. Our software also benefits from speaking a common language, with all of our hardware sharing common interfaces, meaning there are no layers of conversion or translation required in each connection. We will also be able to verify and deploy software updates more easily over the life of the fleet thanks to owning the majority of the tech stack. Q1 2023 Joby in Focus: Flight Electronics Q1 2023 Shareholder Letter | 7 Vertical Integration in Action: Network Switch We’ve been able to design a network switch that is smaller than a standard sheet of paper, while integrating additional functionality to our networks, eliminating the need for an entirely separate device. In-house development has allowed us to benefit from kilograms of mass savings compared to alternative options. Vertical Integration in Action: Flight Computer The flight computer receives pilot inputs and sensor data from around the aircraft, translating it into instructions for the propulsion units and control surfaces. We were able to take all this functionality and put it into a robust device that weighs less than an iPhone.

In the first quarter of 2023, our net loss of $113.4 million reflected operating expenses to support continued growth, totaling $99.7 million, and other loss of $13.6 million. Operating expenses for the quarter included stock-based compensation of $17.3 million and depreciation and amortization of $7.1 million. The other loss largely reflected the unfavorable revaluation of derivative liabilities of $22.0 million partly offset by net interest and other income of $8.4 million. The net loss in the first quarter of 2023 was $51.1 million higher when compared with the first quarter of 2022. The higher net loss compared with 2022 primarily reflected lower other income of $45.7 million and higher operating expenses of $5.4 million. The reduction in other income primarily reflected the unfavorable revaluation of derivative liabilities in the first quarter of 2023 and the non-recurrence of income from our equity method investment, partly offset by higher interest income on our short-term investments. Compared with the fourth quarter of 2022, our first quarter 2023 net loss was $46.4 million higher. Operating expenses in the first quarter of 2023 were slightly lower compared with the prior quarter, reflecting increased payments under our government contracts. Other income was $48.1 million lower than the prior quarter reflecting the unfavorable revaluation of derivative liabilities in the first quarter of 2023 compared with a favorable revaluation in the prior quarter. Adjusted EBITDA in the first quarter of 2023 was a loss of $75.4 million, primarily reflecting employee costs associated with the development, certification and manufacturing of the aircraft. Adjusted EBITDA loss was $5.7 million higher than in the first quarter of 2022 and $2.2 million lower than the prior quarter. Adjusted EBITDA is a non-GAAP metric that excludes the loss from the revaluation of our derivative liabilities, stock-based compensation expense, depreciation and amortization, interest income and expense, income from equity-method investments, and other non-operating costs. Please see the section titled “Non-GAAP Financial Measures” for a reconciliation of Net Income to Adjusted EBITDA. Our balance sheet provides a strong financial foundation to support our long-term goals. We ended the first quarter of 2023 with $978 million in cash, cash equivalents, and investments in marketable securities. Net cash used in operating activities and purchases of property and equipment totaled $87.3 million in the first quarter of 2023. On May 3, 2023, we entered into an agreement to issue approximately $180 million of common stock in an offering led by Baillie Gifford, an existing, long-term Joby investor. This offering, which is expected to close on May 5, will further bolster our balance sheet and support our operations, including future investments in capacity to accelerate production. Q1 2023 First Quarter 2023 Financial Summary Q1 2023 Shareholder Letter | 8

JOBY AVIATION, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

Unaudited (in thousands, except share and per share data)

	Three Months Ended March 31	
	2023	**2022**
Operating expenses:		
Research and development	$ 75,518	$ 72,071
Selling, general and administrative	24,198	22,272
Total operating expenses	99,716	94,343
Loss from operations	(99,716)	(94,343)
Interest and other income, net	8,400	757
Income from equity method investment	—	14,458
Gain (Loss) from change in fair value of warrants and earnout shares	(22,043)	16,814
Total other income (loss), net	(13,643)	32,029
Loss before income taxes	(113,359)	(62,314)
Income tax expense	34	5
Net loss	$ (113,393)	$ (62,319)
Net loss per share, basic and diluted	$ (0.19)	$ (0.11)
Weighted-average common shares outstanding, basic and diluted	605,184,671	579,090,606


Joby

Q1 2023 Shareholder Letter | 9

Q1 2023 Shareholder Letter | 10 JOBY AVIATION, INC. AND SUBSIDIARIES CONDENSED BALANCE SHEETS Unaudited (In thousands)!"#$%&'(&)("*+%(*,-%&*.%/0#/(.(&1(2/ !"#$"%&'()*'+,(%(#!*+$-**)$ 034567896%:(3%8;<5=436=> Operating lease liabilities, current portion Operating lease liabilities, net of current portion

Q1 2023 Shareholder Letter | 11 JOBY AVIATION, INC. AND SUBSIDIARIES CONDENSED STATEMENTS OF CASH FLOWS Unaudited (in thousands)!"#$%&'(&)("*+%(*,-%&*.%/0#/(.(&1(2/ !"#$%#&%$'&()(%*%#(&'"+'!)&,'+-".& 034567896%:73%8;<5=436=> Proceeds from the exercise of stock options Loss (Gain) from change in the fair value of warrants and earnout shares Cash, cash equivalents and restricted cash, at the beginning of the period Cash, cash equivalents and restricted cash, at the end of the period

Q1 2023 Shareholder Letter | 12 JOBY AVIATION, INC. AND SUBSIDIARIES Non-GAAP Financial Measures Unaudited (in thousands) Adjusted EBITDA is a non-GAAP measure of operating performance that is included to communicate the financial performance of activities associated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, income from equity-method investments unrelated to core operations, impact from revaluation of non- operating derivative liabilities, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period to period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net income is as follows:!"#$%&'(&)("*+%(*,-%&*.%/0#/(.(&1(2/ !"#$%&&'()*#+#,*+-(./+012/0 034567896%:73%8;<5=436=> Loss (Gain) from change in the fair value of warrants and earnout shares

First Quarter 2023 Financial Results Webcast The Company will host a webcast and conference call at 5:00pm ET (2:00pm PT) on Wednesday, May 3, 2023. The webcast will be publicly available in the Upcoming Events section of the company’s investor website ir.jobyaviation.com. Q1 2023 Today’s Webcast Details Q1 2023 Shareholder Letter | 13 Wolfe Global Transportation Conference Thursday, May 25, 2023 TD Cowen Sustainability Conference Tuesday, June 6, 2023 Morgan Stanley eVTOL/Urban Air Mobility Summit Wednesday, June 7, 2023 Cantor Fitzgerald Technology Conference Thursday, June 15, 2023 Paris Air Show June 19-25, 2023 Upcoming Events

Forward Looking Statements This shareholder letter contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, our regulatory outlook, progress and timing, including our expectation to roll out our company conforming aircraft in the first half of 2023 and to start commercial operations in 2025; plans for, and potential benefits of, our our contract with the Department of Defense, including plans to deliver and operate up to nine aircraft with two to be delivered to Edwards Air Force Base by early 2024; our business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our strategic partnerships; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the planned use of proceeds of our public offering and the expectation to close that offering on May 5, 2023 and the expected benefits of our vertically-integrated business model. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our aerial ridesharing service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project, and our ability to launch our service; demand from the U.S. Air Force and other government agencies for our aircraft; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third- party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and in future filings and other reports we file with or furnish to the SEC. Any such forward- looking statements represent management’s estimates and beliefs as of the date of this presentation. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. Q1 2023 Q1 2023 Shareholder Letter | 14 Investors: investors@jobyaviation.com Media: press@jobyaviation.com Contact Details: